SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:  May 8, 2003

(Date of earliest event reported)

CARDIMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-22419	94-3177883
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

47266 Benicia Street, Fremont, California  94538

(Address of principal executive offices)          (Zip Code)

Registrant’s telephone number, including area code:  (510) 354-0300

Item 5.    Other Events.

On November 13, 2002, we retained a party to act as our financial advisor and finder in connection with a proposed offer and sale of shares of our common stock and warrants to purchase shares of our common stock. The letter agreement with this advisor, or the November 2002 Advisor, provided for, among other things, the payment of fees to the November 2002 Advisor equal to 7.5% of the gross proceeds of the offering, including any proceeds from the exercise of the warrants. In addition to the cash fee, the November 2002 Advisor had the right to receive warrants to purchase a number of shares equal to 10% of the number of securities sold in such offering. The letter agreement also provided for the payment of a cash fee of $25,000 upon execution of the agreement, and a break-up fee of $100,000 (net of the fee paid upon execution) for financings or transactions undertaken by us without the November 2002 Advisor’s assistance. Closings of our private placements in December 2002 and January 2003 were undertaken without the November 2002 Advisor’s assistance, and in April 2003 we paid to the November 2002 Advisor a net break-up fee of $75,000. On April 17, 2003, we terminated this letter agreement, effective May 18, 2003. The November 2002 Advisor has acknowledged and agreed to the terms of that termination, including that no additional fees will be owed by us under this letter agreement other than those owed on upon subsequent exercise of any warrants held by purchasers introduced through the November 2002 Advisor.

On March 11, 2003, we retained another party as our financial advisor in connection with a proposed debt or equity financing. The letter agreement with this advisor, or the March 2003 Advisor, provided for, among other things, the payment of fees to the advisor equal to 6% of the gross proceeds of the offering. In addition to the cash fee, the advisor had the right to receive warrants to purchase a number of shares equal to 6% of the number of securities issued in such offering at 110% of the market price. On April 29, 2003, we terminated this letter agreement, effective May 6, 2003. The March 2003 Advisor has acknowledged and agreed to the terms of that termination, including that no fees are owed by us under this letter agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  May 8, 2003

CARDIMA, INC.

By:	/s/ Gabriel B. Vegh
Gabriel B. Vegh
Chairman of the Board and Chief Executive Officer